UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

THE CATO CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Delaware		56-0484485
(State or Other Jurisdiction of Incorporation		(IRS Employer Identification No.)

8100 Denmark Road, Charlotte, NC (Address of Principal Executive Offices)		28273-5975 (Zip Code)

THE CATO CORPORATION 2013 INCENTIVE COMPENSATION PLAN (Full title of the plan)

Mr. John R. Howe Executive Vice President and Chief Financial Officer 8100 Denmark Road Charlotte, North Carolina 28273-5975 (Name and address of agent for service)

(704) 554-8510 (Registrant’s Telephone Number, Including Area Code)

Copy to: R. Douglas Harmon Parker Poe Adams & Bernstein LLP Three Wells Fargo Center 401 South Tryon Street Charlotte, North Carolina 28202 (704) 372-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

                        Large accelerated filer   ☑                                              Accelerated filer ☐

                        Non-accelerated filer ☐                                                  Smaller reporting company ☐

                        (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock	1,500,000 shares	$25.21	$37,815,000	$5,157.97

(1)                Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of $25.21 per share, the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on May 29, 2013, which prices were $25.40 and $25.02 per share, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement on Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. The Cato Corporation (the “Company,” and sometimes referred to herein as the “Registrant”) incorporates by reference each of the following documents:

(i)     Our Annual Report on Form 10-K for the fiscal year ended February 2, 2013;

(ii)    Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2013;

(iii)   Our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2013; and

(iv) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, as amended, filed with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”) permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     In addition, the Registrant’s Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 102(b)(7)”). Section 102(b)(7) of the Delaware Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Cato Corporation 2013 Incentive Compensation Plan provides that no member of the Committee that administers the Plan will be liable for any action or decision made in good faith relating to the Plan or any award thereunder.

     The Company maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors.

Item 8.  Exhibits.

Exhibit No.      Description of Document

4.1                    The Cato Corporation 2013 Incentive Compensation Plan

5.1                    Opinion of Parker Poe Adams & Bernstein LLP

23.1                  Consent of PricewaterhouseCoopers LLP

23.2                  Consent of Parker Poe Adams & Bernstein LLP (included in Exhibit 5.1 to this Registration Statement)

24.1                  Power of Attorney (included in the signature page to this Registration Statement)

Item 9.  Undertakings.

(a)                The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 31, 2013.

THE CATO CORPORATION
(Registrant)

By: /s/ John P. D. Cato
John P. D. Cato
Chairman, President and

      Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of The Cato Corporation, do hereby constitute and appoint Mr. John P. D. Cato and Mr. John R. Howe, each of them acting individually and with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things as he may deem necessary or advisable to enable The Cato Corporation to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John P. D. Cato John P.D. Cato	Chairman, President, Chief Executive Officer (Principal Executive Officer)	May 23, 2013
/s/ John R. Howe John R. Howe	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2013
/s/ Jeffrey R. Shock Jeffrey R. Shock	Senior Vice President and Controller (Principal Accounting Officer)	May 23, 2013
/s/ Thomas B. Henson Thomas B. Henson	Director	May 23, 2013
/s/ Bryan F. Kennedy, III Bryan F. Kennedy, III	Director	May 23, 2013
/s/ Thomas E. Meckley Thomas E. Meckley	Director	May 23, 2013
/s/ Bailey W. Patrick Bailey W. Patrick	Director	May 23, 2013
/s/ D. Harding Stowe D. Harding Stowe	Director	May 23, 2013
/s/ Edward I. Weisiger, Jr. Edward I. Weisiger, Jr.	Director	May 23, 2013

EXHIBIT INDEX

Exhibit No.      Description of Document

4.1                    The Cato Corporation 2013 Incentive Compensation Plan

5.1                    Opinion of Parker Poe Adams & Bernstein LLP

23.1                  Consent of PricewaterhouseCoopers LLP

23.2                  Consent of Parker Poe Adams & Bernstein LLP (included in Exhibit 5.1 to this Registration Statement)

24.1                  Power of Attorney (included in the signature page to this Registration Statement)